Exhibit 99.1

Contact:	Media:	Investors:
	Wilson Grabill	John Elicker
	Corporate Affairs	Investor Relations
	212-546-4377	212-546-3775
	wilson.grabill@bms.com	john.elicker@bms.com

BRISTOL-MYERS SQUIBB TO SELL
ONCOLOGY THERAPEUTICS NETWORK

(New York, December 14, 2004) — Bristol-Myers Squibb Company (NYSE: BMY) has signed a definitive agreement to sell its Oncology Therapeutics Network (OTN) unit to One Equity Partners LLC. It is expected that this transaction will be completed during the first quarter of 2005, pending certain regulatory approvals.

The divestiture of OTN will further enable Bristol-Myers Squibb to focus on its strategic priorities in developing its pipeline and new product opportunities in ten disease areas of significant unmet medical need.

OTN is a leading specialty distributor of pharmaceuticals to office-based oncologists. For the year ended December 31, 2003, OTN generated revenues of $2.2 billion and earnings before minority interest and income taxes of $14 million.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Specifically, there can be no guarantee that the transaction described in this release will receive the required regulatory approvals. For further details and a discussion of this and other risks and uncertainties, please see the company’s 2003 Annual Report on Form 10-K/A and in the company’s periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.